Filed Pursuant to Rule 433
Registration Number 333-219724

IBM Credit LLC
September 5, 2017
 Pricing Term Sheet

Floating Rate Notes due 2019
Floating Rate Notes due 2021
1.625% Notes due 2019
1.800% Notes due 2021
 2.200% Notes due 2022

Issuer	IBM Credit LLC

Expected Issuer Ratings*	A1/A+/A+ (Moody’s/S&P/Fitch)

Format	SEC Registered

Trade Date	September 5, 2017

Settlement Date	September 8, 2017 (T+3)

Joint Book-Running Managers	Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

Co-Managers	ANZ Securities, Inc., PNC Capital Markets LLC and TD Securities (USA) LLC

Minimum Denomination	$100,000 and multiples of $1,000

	2019 Floating Rate Notes	2021 Floating Rate Notes	2019 Notes	2021 Notes	2022 Notes

Size	$600,000,000	$600,000,000	$800,000,000	$500,000,000	$500,000,000

Maturity	September 6, 2019	January 20, 2021	September 6, 2019	January 20, 2021	September 8, 2022

Interest Payment Dates	Quarterly in arrears on March 6, June 6, September 6 and December 6	Quarterly in arrears on January 20, April 20, July 20 and October 20	Semi-annually in arrears on March 6 and September 6	Semi-annually in arrears on January 20 and July 20	Semi-annually in arrears on March 8 and September 8

First Interest Payment Date	December 6, 2017	October 20, 2017	March 6, 2018	January 20, 2018	March 8, 2018

Coupon	Spread to LIBOR: + 15 bps	Spread to LIBOR: + 26 bps	1.625%	1.800%	2.200%

	Designated LIBOR Page: Reuters Screen LIBOR01 Page	Designated LIBOR Page: Reuters Screen LIBOR01 Page

	Index Maturity: 3 Months	Index Maturity: 3 Months

	Interest Reset Period: Quarterly	Interest Reset Period: Quarterly

	Interest Reset Dates: March 6, June 6, September 6 and December 6	Interest Reset Dates: January 20, April 20, July 20 and October 20

	Initial Interest Rate: Three month LIBOR plus 15 bps, determined on September 6, 2017	Initial Interest Rate: Three month LIBOR plus 26 bps, determined on September 6, 2017

Benchmark Treasury	Not Applicable	Not Applicable	1.250% due August 31, 2019	1.500% due August 15, 2020	1.625% due August 31, 2022

Benchmark Treasury Price/Yield	Not Applicable	Not Applicable	99-29 ¼ / 1.294%	100-9 ¾ / 1.394%	99-28 ¼ / 1.650%

Spread to Benchmark Treasury	Not Applicable	Not Applicable	T + 37 bps	T + 47 bps	T + 55 bps

Yield to Maturity	Not Applicable	Not Applicable	1.664%	1.864%	2.200%

Make-Whole Call	Not Applicable	Not Applicable	T + 7 bps	T + 10 bps	T + 12.5 bps

Price to Public	100.000%	100.000%	99.924%	99.793%	100.000%

Underwriting Discount	0.110%	0.160%	0.110%	0.160%	0.260%

Day Count	Actual/360, Modified Following Business Day	Actual/360, Modified Following Business Day	30/360	30/360	30/360

CUSIP	44932HAD5	44932HAE3	44932HAA1	44932HAB9	44932HAC7

ISIN	US44932HAD52	US44932HAE36	US44932HAA14	US44932HAB96	US44932HAC79

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

IBM Credit expects to deliver the Notes against payment for the Notes on or about September 8, 2017, which will be the third business day following the date of the pricing of the Notes (this settlement cycle being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the date of delivery hereunder should consult their own advisors.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by IBM Credit LLC on September 5, 2017 relating to its prospectus dated August 17, 2017.